TBS INTERNATIONAL LIMITED REPORTS THIRD QUARTER AND NINE MONTHS 2005 FINANCIAL
RESULTS

HAMILTON, Bermuda-(BUSINESS WIRE)-November 10, 2005-TBS International Limited
(NASDAQ: TBSI) today announced financial results for the third quarter and nine months ended September 30, 2005. Third quarter total revenue increased 5.2% to
$59.0 million, from $56.1 million for the three months ended September 30, 2004.
Net income for the third quarter increased 33.7% to $12.3 million, from $9.2 million in the comparable quarter of the preceding year. EBITDA, which is a non-GAAP measure, for the third quarter increased 48.9% to $20.4 million, from
$13.7 million for the three months ended September 30, 2004. See reconciliation of net income to EBITDA which is presented in a table "EBITDA Reconciliation"
following "Other Operating Data".

Compared to the quarter ended June 30, 2005, the revenue for the three months ended September 30, 2005 decreased 2.5% to $59.0 million, from $60.5 million.
Average freight rates in the third quarter decreased 16.3% to $52.28 per ton, from $62.49 per ton in the second quarter. Excluding aggregates, average freight rates for the third quarter decreased 11.9% to $56.21 per ton, from $63.80 per ton in the second quarter. This compares to a 33.6% decline in the Baltic Dry
Index over the same period. Cargo revenue tons, excluding aggregates, for the three months ended September 30, 2005 remained relatively stable, increasing
0.3% to 689,000 tons from 687,000 tons in the second quarter. Fuel expenses increased 9.7% to $6.8 million, from $6.2 million in the second quarter, and interest expense increased 33.3% to $2.8 million, from $2.1 million in the second quarter. Net income for the third quarter decreased 10.9% to $12.3 million, from $13.8 million in the second quarter. Operating results for the second quarter of 2005 included a compensation expense of $4.1 million consisting of special bonuses and share awards to employees incurred in connection with TBS's initial public offering.

Joseph E. Royce, chairman, chief executive officer and president stated: "The third quarter, which is traditionally a soft summer quarter for our industry, turned out to be particularly challenging. Although this was our most profitable third quarter in history, our results were soft compared to the second quarter.
Third quarter customer demand was affected by seasonal slowness and higher customer inventories resulting from stockpiling earlier in the year. We also experienced increases in fuel prices and an increase in interest expense due to additional vessel acquisition financing and higher interest rates. Still, TBS's operating and net income in the third quarter of 2005 grew 41% and 33%, respectively, from the third quarter of last year. We believe that these results validate our business strategy of focusing on niche markets, developing a strong portfolio of core cargo businesses, building customer loyalty by providing high quality, value added services and then expanding our fleet with vessels particularly well suited for our customer cargo requirements.

TBS's business model includes a balanced mixture of tariff based liner services, contracts of affreightment, time charters to customers, evergreen parcel and bulk cargo services and spot market businesses. Our cargo volumes, spot market businesses, pricing on evergreen parcel and bulk services and time charter rates were impacted by third quarter softness, but we were less affected than the
Baltic Dry Index. Compared to a decline of about 33.6% in the Baltic Dry Index from the average rate for the second quarter to the average rate for the third quarter, TBS's cargo rates, excluding aggregates, declined 11.9% or $7.59 per ton over the same period. This reduction in freight rates alone had a negative impact on net income of over $5.0 million, as compared to what it would have been had freight rates remained constant.

Thus far in the fourth quarter, we are seeing cargo demand returning in many areas, with our core business in Asia currently solid and Brazil picking up. We are also experiencing an increase in cargo rates and ship time charter rates compared to the third quarter. As of November 9th, the Baltic Dry

                                        1

Index has reflected this improvement and increased about 22.1% from the average rate for the third quarter. Also, in recent weeks, the price of fuel has stabilized.

TBS's execution of our long-term growth strategy continues unabated. We continue to solidify and expand our franchise businesses while researching and developing new growth opportunities:

o    Our Pacific Liner franchise business is solid. We believe that TBS transports nearly all of the non-containerized breakbulk and liner cargoes from Japan and Korea to the west coast of South America and the Caribbean.
     We are developing a strong liner service from China to Latin America and are expanding our transportation of Chinese cargoes that are not committed to the Chinese national shipping companies.

o    TBS has become a major carrier for non-containerized breakbulk and liner cargoes from Brazil to the Caribbean and around Latin America. While this service has not been immune to the recent downturn in dry-cargo freight rates and cargo volumes, we are now starting to see improvements in cargo bookings.

o    We have identified the steam coal import requirements of major U.S. public utilities as a significant TBS growth opportunity. TBS is aggressively pursuing contracts to transport coal from South America into the United
     States to meet the growing demand by utilities for alternative sources of fuel. During the fourth quarter, TBS will fulfill its initial contract to transport at least 250,000 tons of coal.

o    We consider West Africa to be a very promising growth opportunity. TBS is in the process of establishing a new shipping service from Argentina,
     Brazil and Venezuela to West Africa. This new service will enable TBS to leverage its strong relationships with existing South American exporters into this new trade lane.

o    Continuing our fleet expansion, TBS took delivery of the Maya Princess on
     June 28th, the Biloxi Belle and the Maori Maiden in the third quarter, and the Nyack Princess and the Sioux Maiden earlier this week. Later this month, we will complete the purchase of the Huron Maiden that was previously on long term charter under the name Comanche Belle. This will increase our fleet to 31 owned vessels. TBS is constantly inspecting vessels to identify suitable acquisitions. We supplement our fleet with three vessels that we chartered-in for one year and short-term charters as expanded cargo opportunities present themselves."

FINANCIAL REVIEW
For the nine months ended September 30th, total revenue increased 20.0% to
$180.4 million in 2005, from $150.3 million in 2004. Net income for the first nine months increased 26.3% to $42.2 million, from $33.4 million in 2004.
EBITDA, which is a non-GAAP measure, for the nine months increased 39.4% to
$60.2 million, from $43.2 million in the nine months ended September 30, 2004.
See reconciliation of net income to EBITDA which is presented in a table "EBITDA
Reconciliation" following "Other Operating Data". Operating results for the first nine months of 2005 included a compensation expense of $4.1 million consisting of special bonuses and share awards to employees incurred in connection with TBS's initial public offering.

Third Quarter Revenues

o    Total revenue increased 5.2% to $59.0 million for the third quarter of 2005 compared to $56.1 for the third quarter of 2004.

o    Voyage revenue decreased 19.8% to $39.2 million for the third quarter 2005, from $48.9 million for the third quarter of 2004. This decrease was primarily the result of a 41.1% decrease in revenue tons carried partially offset by a 36.4% increase in rate per ton. Excluding high volume, low freighted aggregates, bulk tonnage decreased 18.8% while the rate per ton increased 5.9%. The lower level of tonnage in the quarter resulted from seasonal slowness and a temporary reduction in demand as customers work off stockpiles built earlier in the year.

o    Time charter revenue increased 168% to $19.3 million for the third quarter
     2005 from $7.2 million for the third quarter 2004. This increase was primarily the result of: an increase in the average number of company vessels chartered out, resulting in a 195% increase in the number of charter days versus last year which was partially offset by a 9.3% decrease in the average charter rate.

Third Quarter Expenses

o    Voyage expense, which consists of costs attributable to specific voyages, decreased 0.6% to $17.5 million for the three months ended September 30,
     2005 from $17.6 million for the three months ended September 30, 2004 as fuel expense and slight increases in cargo and other expenses were offset by decreases in commission and port call expenses. Voyage expense, as a percentage of voyage revenue, excluding voyage expense related to time charter revenue, increased to 47.2% in the third quarter of 2005 compared to 37.9% for the comparable period in 2004. This increase was due primarily to the reduction in voyage revenue.

o    Vessel operating expense consists of costs the company incurs to own and maintain its fleet that are not allocated to a specific voyage, such as charter hire rates for vessels chartered-in and crewing, drydocking, maintenance, and insurance for vessels owned or controlled vessels. These expenses decreased 28.4% to $16.1 million for the third quarter of 2005, from $22.5 million for the third quarter of 2004. This decrease was primarily attributable to a decrease in the number of days that vessels were chartered in and a decrease in chartered-in rates, offset by operating expenses for additional company-owned vessels.

o    Depreciation expense increased 77.4% to $5.5 million in the three months ended September 30, 2005, from $3.1 million in the comparable period in
     2004. This increase was due primarily to an increase in the number of owned vessels and the increased acquisition cost per new vessel, offset by an increase in the depreciable life to 30 years from 25 years, effective
     January 1, 2005.

o    General and administrative expense increased $3.8 million during the three months ended September 30, 2005 to $5.0 million, from $1.2 million in the comparable quarter of the preceding year. This increase was due primarily to professional fees, salaries and related expenses associated with the consolidation of TBS Shipping Services Inc. ("TBSSI") and Roymar Ship
     Management, Inc. ("Roymar") and the additional overhead costs attributable to being a publicly owned company.

Total operating expenses for the third quarter of 2005 decreased 2.9% to $44.2 million, from $45.5 million for the third quarter of 2004. We will separately state the numbers for our liner/parcel and bulk cargo services, commencing with the year end statements in order to better compare cargo volumes and cargo rates since the number of bulk carriers in the TBS fleet has increased substantially this year.

Third Quarter Reclassification of Expense

Expenses were reclassified due to the consolidation of TBSSI and Roymar.
Previously, as unconsolidated affiliates, TBSSI and Roymar received commissions and management fees from the company. Commissions were previously included in
Voyage expenses and management fees were included in Management and Agency fees.
Since the end of June 2005 when TBSSI and Roymar were acquired by the company, these commissions and management fees were eliminated. The salaries, wages and overhead of TBSSI and Roymar were then included in the consolidation as General and Administrative expenses. This consolidation accounted for a $3.4 million increase in the General and Administrative expenses for the three months ended
September 30, 2005.

Net cash provided by operating activities before debt service (interest and principal repayments) was $11.1 million for the three months ended September 30,
2005 compared to $9.8 million for the three months ended September 30, 2004.
Capital expenditures for the third quarter of 2005 were $32.6 million, which included $30.4 million related to vessel acquisitions. TBS continues to expand its fleet through a combination of proceeds from the initial public offering, cash generated from operations and

borrowings. As of September 30, 2005, the company's total outstanding debt, including capital leases, was $124.9 million with cash equivalents of $35.0 million.

CONFERENCE CALL ANNOUNCEMENT

TBS International Limited will hold a conference call today at 9:00 a.m. eastern time to discuss these results. Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 866-700-7477 (from the
US) or 617-213-8840 (from outside the US), Access Code: 47801008. The conference call will also be webcast live on TBS's website that can be accessed at
www.tbsship.com by clicking on the webcast link.

A telephonic replay of the conference call will be available from 12:00 p.m.
eastern standard time on Thursday, November 10, 2005 until November 20, 2005 by dialing 888-286-8010 (from the US) or 617-801-6888 (from outside the US). Access
Code: 98580417. A replay of the webcast will be available soon after the completion of the call.

ABOUT TBS INTERNATIONAL LIMITED

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China,
Japan and South Korea, as well as select ports in North America, Africa and the
Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the shipping market; changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the
International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall vessel tonnage requirements; changes in the typical seasonal variations in charter rates; increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Quarterly Report on
Form 10-Q for the period ended June 30, 2005 and its subsequent reports on Form
10-Q and Form 8-K.

CONTACT:
TBS International Limited
Ferdinand V. Lepere, 914-961-1000
InvestorRequest@tbsship.com

                                 (TABLES FOLLOW)

                            TBS INTERNATIONAL LIMITED
                             STATEMENT OF OPERATIONS
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                           SEPTEMBER 30,                       SEPTEMBER 30,
                                                      2004              2005               2004              2005
                                                  -------------     --------------     -------------     -------------

  REVENUE:
    Voyage revenue                                $     48,867      $      39,243      $    118,139      $    129,364
    Time charter revenue                                 7,197             19,263            31,935            50,487
    Other revenue                                            7                513               267               598
                                                  -------------     --------------     -------------     -------------
      Total revenue                                     56,071             59,019           150,341           180,449
  OPERATING EXPENSES:
    Voyage                                              17,602             17,540            44,029            53,862
    Vessel                                              22,475             16,063            54,738            52,247
    Depreciation and amortization                        3,061              5,486             6,440            11,792
    Management and agency fees                           1,151                 59             3,139             2,624
    General and administrative                           1,243              5,016             5,166            11,486
                                                  -------------     --------------     -------------     -------------
      Total operating expenses                          45,532             44,164           113,512           132,011
                                                  -------------     --------------     -------------     -------------
  Income from operations                                10,539             14,855            36,829            48,438
  OTHER (EXPENSES) AND INCOME:
    Interest expense                                   (1,359)            (2,817)           (3,436)           (6,621)
    Other income                                            21                239                39               411
                                                  -------------     --------------     -------------     -------------
Total other (expenses) and income                      (1,338)            (2,578)           (3,397)           (6,210)
                                                  -------------     --------------     -------------     -------------
  Net (loss) income                                      9,201             12,277            33,432            42,228
  Allocated amount to preference shares                  3,067                  0             8,427             6,093
                                                  -------------     --------------     -------------     -------------
  Net income available for common
  shareholders                                    $      6,134      $      12,277      $     25,005      $      36,135
                                                  =============     ==============     =============     =============
  Earnings per share:
  Net income per common share:
    Basic                                         $       0.60      $        0.44      $       2.45      $        1.82

    Diluted                                       $       0.30      $        0.44      $       1.23      $        1.57
    Weighted average common shares outstanding (1):
    Basic                                           10,187,795         27,983,829        10,187,795        19,809,880
    Diluted                                         20,385,775         28,088,329        20,385,775        23,037,937

Please find below TBS's selected balance sheet data for the periods ended
December 31, 2004 and September 30, 2005.

                                                   DECEMBER 31,   SEPTEMBER 30,
                                                       2004             2005
                                                   -------------- -------------
  BALANCE SHEET DATA (IN THOUSANDS):

  Cash and cash equivalents                         $     21,674    $   35,023
  Working capital                                          9,566         7,603
  Total assets                                           157,159       313,703
  Long-term debt, including current portion               38,511        95,206
    Obligations under capital leases, including
    current portion                                       34,642        29,654
  Total shareholders' equity                              61,959       166,742

Please find below TBS's other operating data for three and nine months ended
September 30, 2004 and 2005.

                                                         THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                                            2004               2005               2004              2005
                                                        ===============   ===============     ==============  ================

OTHER OPERATING DATA:
Controlled vessels (at end of period) (2)                            16                29                 16               29
Chartered vessels (at end of period) (3)                             11                 6                 11                6
Freight Voyage days (4)                                           1,850             1,627              4,570            4,779
Time Charter days (4)                                               420             1.239              1,794            2,888
Total Voyage days (4)                                             2,270             2,866              6,364            7,667
Total Vessel days (5)                                             2,379             2,925              6,531            7,907
Tons of cargo shipped (6)                                         1,275               751              2,957            2,219
Revenue per ton (7)                                         $     38.32      $      52.28       $      39.97      $     58.29
TONS OF CARGO SHIPPED, EXCLUDING
AGGREGATES (6) (8)                                                  848               689              2,134            2,141
REVENUE PER TON, EXCLUDING
AGGREGATES (7) (8)                                          $     53.09      $      56.21       $      51.59      $     60.12
Chartered-out days                                                  420             1,239              1,794            2,888
Chartered-out rate per day                                  $    17,135      $     15,546       $     17,801      $    17,482

Please find below TBS's EBITDA, which is a non-GAAP measure, reconciliation for the three months ended September 30, 2004 and 2005, and the nine months ended
September 30, 2004 and 2005.

                                  Three Months Ended        Nine Months Ended
                                    September 30,              September 30,
                                 2004         2005         2004        2005
                               ----------   ----------   ----------  ----------

EBITDA Reconciliation
(IN MILLIONS): (9)
        Net Income               $   9.2      $  12.3      $  33.4     $  42.2
        Net interest expense         1.4          2.6          3.4         6.2
        Depreciation                 3.1          5.5          6.4        11.8
                               ----------   ----------   ----------  ----------
           EBITDA                $  13.7      $  20.4      $  43.2     $  60.2
                               ==========   ==========   ==========  ==========

     (1)       Basic weighted average common shares outstanding for the nine months ended September 30, 2005 includes a weighted-average
               3,192,075 common shares issuable on the exercise of warrants.
               These shares are treated as outstanding for purposes of basic earnings per share for the period beginning February 8, 2005, the date the exercise condition of the warrants was satisfied, because they are issuable for little consideration upon exercise of the warrants.
     (2)       Controlled vessels are vessels that we own or charter-in with an option to purchase. As of September 30, 2005, eight vessels in our controlled fleet were chartered-in with an option to
               purchase.
     (3)       Vessels that we charter-in without an option to purchase.
     (4)       Represents the number of days controlled and time-chartered vessels were operated by us, excluding off-hire days.
     (5)       Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.
     (6)       In thousands.
     (7)       Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.
     (8)       Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can overstate the amount of tons that we carry on a regular basis and reduce our revenue per ton. We no longer regularly carry aggregates and believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our principal service.
     (9)       EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating monthly internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income,
               operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be
               comparable.